EXHIBIT 99

SPS Commerce Reports Second Quarter 2014 Financial Results

Company Delivers 23% Recurring Revenue Growth Over 2013

MINNEAPOLIS, July 24, 2014 (GLOBE NEWSWIRE) -- SPS Commerce, Inc. (Nasdaq:SPSC), a leading provider of cloud based supply chain management solutions, today announced financial results for the second quarter ended June 30, 2014.

Revenue in the second quarter of 2014 was $31.1 million, a 21% increase from the second quarter of 2013. Recurring revenue grew 23% from the second quarter of 2013.

Net income in the second quarter of 2014 was $639,000 or $0.04 per diluted share, compared to net income of $288,000, or $0.02 per diluted share, in the second quarter of 2013. Non-GAAP net income per diluted share was $0.16, compared to non-GAAP net income per diluted share of $0.13 in the second quarter of 2013. Adjusted EBITDA for the second quarter of 2014 increased 32% to $4.5 million, compared to the second quarter of 2013.

"We delivered a solid quarter, highlighted by strong execution across the business," said Archie Black, President and CEO of SPS Commerce. "This is an exciting time for the retail industry, with consumer demands and technology innovations driving new strategies and increased collaboration between retailers and suppliers. Our powerful Retail Business Network enables our customers to adapt to these changes quickly and easily. As we continue to grow the business, the viral nature of this network becomes magnified and provides even greater value to our customers. As we look to the second half of the year, we expect to expand our global network and extend our leadership position."

Revenue for the six months ended June 30, 2014 was $60.0 million, compared to $49.4 million for the comparable period in 2013. Net income for the six months ended June 30, 2014 was $1.0 million or $0.06 per diluted share, compared to net income of $487,000, or $0.03 per diluted share, for the comparable period in 2013. Non-GAAP net income per diluted share for the six months ended June 30, 2014 was $0.30 compared to non-GAAP net income per diluted share of $0.25 for the comparable period in 2013. Adjusted EBITDA for the first six months of this year was $8.4 million, compared to $6.4 million for the first six months last year.

"We're pleased with the results this quarter, highlighted by 23% recurring revenue growth," said Kim Nelson, Chief Financial Officer. "With a large global opportunity in front of us, we'll continue to focus on acquiring more customers and capturing more wallet share."

Guidance

For the third quarter of 2014, revenue is expected to be in the range of $31.9 to $32.4 million. Third quarter net income per diluted share is expected to be in the range of $0.03 to $0.04 with fully diluted weighted average shares outstanding of approximately 16.9 million shares. Non-GAAP net income per diluted share is expected to be in the range of $0.15 to $0.16. Adjusted EBITDA is expected to be in the range of $4.2 to $4.4 million. Non-cash, share-based compensation expense is expected to be approximately $1.4 million.

For the full year of 2014, revenue is expected to be in the range of $125.7 to $126.5 million, representing 20% to 21% growth over 2013. Full year net income per diluted share is expected to be in the range of $0.13 to $0.15 with fully diluted weighted average shares outstanding of approximately 16.9 million shares. Non-GAAP net income per diluted share is expected to be in the range of $0.62 to $0.64. Adjusted EBITDA is expected to be in the range of $17.0 to $17.5 million. Non-cash, share-based compensation expense is expected to be approximately $5.5 million.

Quarterly Conference Call

SPS Commerce will discuss its quarterly results today via teleconference at 3:30 p.m. Central Time (4:30 p.m. Eastern Time). To access the call, please dial (877) 312-7508, or outside the U.S. (253) 237-1184, with Conference ID# 72174173 at least five minutes prior to the 3:30 p.m. CT start time. A live webcast of the call will also be available at investors.spscommerce.com under the Events and Presentations menu. The replay will also be available on our website at investors.spscommerce.com.

About SPS Commerce

SPS Commerce perfects the power of trading partner relationships with the industry's most broadly adopted, retail cloud services platform. As a leader in cloud-based supply chain management solutions, we provide prewired, proven integrations and comprehensive retail performance analytics to thousands of customers worldwide. With a singular focus on the retail marketplace, we revolutionized traditional EDI systems by developing a platform that enables highly cost-effective and reliable trading partner collaboration. SPS Commerce has achieved 54 consecutive quarters of revenue growth and is headquartered in Minneapolis. For additional information, please contact SPS Commerce at 866-245-8100 or visit www.spscommerce.com.

SPS COMMERCE, SPS and RETAIL UNIVERSE are marks of SPS Commerce, Inc. and Registered in U.S. Patent and Trademark Office. INFINITE RETAIL POWER, SPS logo and others are further marks of SPS Commerce, Inc. These marks may be registered or otherwise protected in other countries.

Use of Non-GAAP Financial Measures

To supplement its financial statements, SPS Commerce also provides investors with Adjusted EBITDA and non-GAAP net income per share, which are non-GAAP financial measures. SPS Commerce believes that these non-GAAP measures provide useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. SPS Commerce's management uses these non-GAAP measures to compare the company's performance to that of prior periods for trend analyses and planning purposes. It uses Adjusted EBITDA for purposes of determining executive and senior management incentive compensation. These measures are also presented to the company's board of directors.

EBITDA consists of net income plus depreciation and amortization, interest expense, interest income, income tax (benefit) expense and other adjustments as necessary for a fair presentation. Adjusted EBITDA consists of EBITDA plus non-cash, stock-based compensation expense. SPS Commerce uses Adjusted EBITDA as a measure of operating performance because it assists the company in comparing performance on a consistent basis, as it removes from operating results the impact of the company's capital structure. SPS Commerce believes Adjusted EBITDA is useful to an investor in evaluating the company's operating performance because it is widely used to measure a company's operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of the company's capital structure and the method by which assets were acquired.

Non-GAAP net income per share consists of net income plus non-cash, stock-based compensation expense and amortization expense related to intangible assets divided by the weighted average number of shares of common stock outstanding during each period. SPS Commerce believes non-GAAP net income per share is useful to an investor because it is widely used to measure a company's operating performance.

These non-GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with generally accepted accounting principles in the United States. These non-GAAP financial measures exclude significant expenses and income that are required by GAAP to be recorded in the company's financial statements and are subject to inherent limitations. SPS Commerce urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures that are included in this press release.

Forward-Looking Statements

This press release may contain forward-looking statements, including information about management's view of SPS Commerce's future expectations, plans and prospects, including our views regarding future execution within our business, the opportunity we see in the retail supply chain world and our performance for the third quarter and full year of 2014, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of SPS Commerce to be materially different than those expressed or implied in such statements. Certain of these risk factors and others are included in documents SPS Commerce files with the Securities and Exchange Commission, including but not limited to, SPS Commerce's Annual Report on Form 10-K for the year ended December 31, 2013, as well as subsequent reports filed with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on SPS Commerce's future results. The forward-looking statements included in this press release are made only as of the date hereof. SPS Commerce cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, SPS Commerce expressly disclaims any intent or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

SPS COMMERCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands, except share amounts)

	June 30,	December 31,
	2014	2013

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$ 136,508	$ 131,294
Accounts receivable, less allowance for doubtful accounts of $242 and $237, respectively	13,348	11,611
Deferred costs, current	10,415	9,048
Deferred income taxes, current	1,272	1,272
Prepaid expenses and other current assets	3,346	2,850
Total current assets	164,889	156,075

PROPERTY AND EQUIPMENT, net	9,036	9,922
GOODWILL	25,487	25,487
INTANGIBLE ASSETS, net	15,683	17,082
OTHER ASSETS
Deferred costs, net of current portion	4,578	3,684
Deferred income taxes, net of current portion	10,294	10,870
Other non-current assets	205	210
	$ 230,172	$ 223,330

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$ 2,999	$ 1,798
Accrued compensation and benefits	7,639	7,981
Accrued expenses and other current liabilities	1,805	2,801
Deferred revenue, current	6,912	6,335
Total current liabilities	19,355	18,915

OTHER LIABILITIES
Deferred revenue, less current portion	10,017	8,785
Deferred rent	2,663	2,857
Total liabilities	32,035	30,557

COMMITMENTS and CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $0.001 par value; 5,000,000 shares authorized; 0 shares issued and outstanding	--	--
Common stock, $0.001 par value; 55,000,000 shares authorized; 16,230,057 and 16,092,121 shares issued and outstanding, respectively	16	16
Additional paid-in capital	243,901	239,549
Accumulated deficit	(45,780)	(46,792)
Total stockholders' equity	198,137	192,773
	$ 230,172	$ 223,330

SPS COMMERCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Revenues	$ 31,100	$ 25,658	$ 60,039	$ 49,410
Cost of revenues	9,627	7,943	18,882	15,009
Gross profit	21,473	17,715	41,157	34,401
Operating expenses
Sales and marketing	11,570	9,647	22,454	18,872
Research and development	3,365	2,657	6,339	5,160
General and administrative	4,842	4,211	9,353	8,258
Amortization of intangible assets	682	717	1,399	1,434
Total operating expenses	20,459	17,232	39,545	33,724
Income from operations	1,014	483	1,612	677
Other income (expense)
Interest income	50	22	99	45
Other income (expense), net	35	(48)	(21)	(132)
Total other income (expense), net	85	(26)	78	(87)
Income before income taxes	1,099	457	1,690	590
Income tax expense	(460)	(169)	(678)	(103)
Net income	$ 639	$ 288	$ 1,012	$ 487

Net income per share
Basic	$ 0.04	$ 0.02	$ 0.06	$ 0.03
Diluted	$ 0.04	$ 0.02	$ 0.06	$ 0.03

Weighted average common shares used to compute net income per share
Basic	16,210	15,076	16,183	14,983
Diluted	16,768	15,785	16,799	15,677

SPS COMMERCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in thousands)

	Six Months Ended
	June 30,
	2014	2013

Cash flows from operating activities
Net income	$ 1,012	$ 487
Reconciliation of net income to net cash provided by operating activities
Deferred income taxes	576	31
Depreciation and amortization of property and equipment	2,823	2,353
Amortization of intangible assets	1,399	1,434
Provision for doubtful accounts	323	185
Stock-based compensation	2,698	2,035
Changes in assets and liabilities
Accounts receivable	(2,060)	(951)
Deferred costs	(2,260)	(1,265)
Prepaid expenses and other current assets	(491)	2,512
Accounts payable	1,202	(207)
Accrued compensation and benefits	(342)	473
Accrued expenses and other current liabilities	421	497
Deferred rent	(170)	--
Deferred revenue	1,809	1,049
Net cash provided by operating activities	6,940	8,633
Cash flows from investing activities
Purchases of property and equipment	(3,380)	(1,737)
Net cash used in investing activities	(3,380)	(1,737)
Cash flows from financing activities
Net proceeds from exercise of options to purchase common stock	922	1,597
Excess tax benefit from exercise of options to purchase common stock	60	40
Net proceeds from employee stock purchase plan	672	551
Net cash provided by financing activities	1,654	2,188
Net increase in cash and cash equivalents	5,214	9,084
Cash and cash equivalents at beginning of period	131,294	66,050
Cash and cash equivalents at end of period	$ 136,508	$ 75,134

SPS COMMERCE, INC.
NON-GAAP RECONCILIATION
(Unaudited; in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Net income	$ 639	$ 288	$ 1,012	$ 487
Depreciation and amortization of property and equipment	1,519	1,182	2,823	2,353
Amortization of intangible assets	682	717	1,399	1,434
Interest income	(50)	(22)	(99)	(45)
Income tax expense	460	169	678	103
Other	(69)	--	(69)	--

EBITDA	3,181	2,334	5,744	4,332
Stock-based compensation expense	1,359	1,111	2,698	2,035

Adjusted EBITDA	$ 4,540	$ 3,445	$ 8,442	$ 6,367

Net income	$ 639	$ 288	$ 1,012	$ 487
Stock-based compensation expense	1,359	1,111	2,698	2,035
Amortization of intangible assets	682	717	1,399	1,434

Non-GAAP income	$ 2,680	$ 2,116	$ 5,109	$ 3,956

Shares used to compute non-GAAP income per share
Basic	16,210	15,076	16,183	14,983
Diluted	16,768	15,785	16,799	15,677

Non-GAAP income per share
Basic	$ 0.17	$ 0.14	$ 0.32	$ 0.26
Diluted	$ 0.16	$ 0.13	$ 0.30	$ 0.25
CONTACT: Investor Relations
         The Blueshirt Group
         Stacie Bosinoff
         Nicole Gunderson
         SPSC@blueshirtgroup.com
         415-217-7722

         Kay Rindels
         SPS Commerce
         866-245-8100
         krindels@spscommerce.com